EXHIBIT 10.4

[LIVE NATION, INC. LOGO]

9348 Civic Center Drive, Fourth Floor

Beverly Hills, California 90210

Re: Confirmation of Employment and Compensation Arrangement

Dear Brian:

This letter confirms your employment and compensation arrangement (this “Agreement”) with Live Nation Worldwide, Inc. (“Live Nation”). This letter supersedes any other documents, agreements or understandings regarding your employment, as well as any previous compensation arrangement with Live Nation.

1. This Agreement is effective the 17th day of December, 2007 (the “Effective Date”). Your term of employment will start on the Effective Date and will end on the close of business on December 17, 2009 (the “Initial Term”), unless terminated earlier pursuant to the terms set forth in Section 8 below. This Agreement will be automatically renewed for additional one-year terms (each, an “Extension Term”) upon the expiration of the Initial Term and each Extension Term, unless either party gives the other party a written notice of termination not less than 30 days prior to the date of expiration of the Initial Term or any Extension Term. The Initial Term and any Extension Term are referred to herein collectively as the “Term”.

2. Your initial title will be Senior Vice President and Chief Accounting Officer, as such title may be amended during the Term upon mutual agreement of the parties. You initially will report to Live Nation’s Chief Financial Officer, currently Kathy Willard, or her successor or designee. You agree that during the Term, your services will be exclusive to Live Nation and you will not render any services to any other person or business.

3. Your annual gross base salary will be $245,000 per year, less appropriate payroll deductions. You will be eligible to receive annual increases in such base salary commensurate with Live Nation policy beginning January 1, 2009. All payments of base salary will be made in installments in accordance with Live Nation’s regular payroll practices.

4. You will receive a one-time signing bonus of $5,000, less appropriate payroll deductions, payable in a lump sum no later than the second regular pay day following the Effective Date.

5. For each calendar year of the Term starting in 2008, you will also be eligible for an annual performance bonus (the “Performance Bonus”), to be paid by March 31 of the following year, in an amount up to 30% of your then current base salary. Payment of the Performance Bonus shall be contingent upon Live Nation achieving its target Adjusted EBITDA for the company as a whole for the relevant year (as calculated and determined by Live Nation in its sole and absolute discretion). If and only if the target Adjusted EBITDA is achieved, then 50% of the Performance Bonus will be based upon the achievement of such Adjusted EBITDA target, and the remaining 50% will be based upon your achievement of personal objectives that will be established in writing by Live Nation’s Chief Financial Officer by March 31 of the

relevant year. You must remain employed by Live Nation on the date on which your Performance Bonus would otherwise have been paid in order to receive such Performance Bonus.

6. Live Nation will, within 90 days of the date of the Effective Date, recommend to the Compensation Committee of the Board of Directors of Live Nation, Inc. (the “Committee”) that you be granted stock options to purchase 15,000 shares of Live Nation, Inc. common stock. Such stock option grant shall: (i) be made in the sole and absolute discretion of the Committee; (ii) be made under the terms and conditions set forth in the applicable equity incentive plan and stock option agreement under which they are issued; and (iii) have a strike price equal to the closing price of Live Nation, Inc.’s common stock listed on the New York Stock Exchange on the date of the grant.

7. You will be eligible to participate in the various benefits plans offered by Live Nation to other similarly-situated employees. You will be eligible for three weeks paid vacation, to be awarded and taken in accordance with Live Nation policy, as may be amended from time to time.

8. Either you or Live Nation may terminate this Agreement at any time with or without cause. If you are terminated by Live Nation without cause (as determined in the reasonable discretion of Live Nation), if you sign a general release of claims in a form and manner satisfactory to Live Nation, then Live Nation will, within 90 days, begin paying to you in regular installments in accordance with Live Nation’s payroll practices and less appropriate payroll deductions, an amount equal to your monthly base salary for the lesser of (i) six months or (ii) the remainder of the Term.

9. You agree that during your employment and for 12 months thereafter, you will not, directly or indirectly, including, without limitation, as an owner, director, principal, agent, officer, employee, partner, consultant or otherwise, carry on, operate, manage, control or become involved in any manner with any business, operation, corporation, partnership, association, agency or other person or entity which is in the same business as Live Nation in any location in which Live Nation operates or has projected to operate during your employment with Live Nation, including any area within a 50-mile radius of any such location.

10. You agree that during your employment and for 12 months thereafter, you will not directly or indirectly: (i) hire any current Live Nation employee or any former Live Nation employee within six months of the termination of that individual’s employment with Live Nation (“Current or Former Employee”); (ii) solicit or encourage any current employee to terminate his or her employment with Live Nation; (iii) solicit or encourage any Current or Former Employee to accept employment with any business, person or entity with which you may be associated; or (iv) encourage or assist in any way any such business, person or entity from taking any action which you could not take individually under this Section 10, including, without limitation, identifying any Current or Former Employee as a potential candidate for employment therewith.

11. During the course of your employment with Live Nation, you will be given access to certain confidential and proprietary information of Live Nation. You agree that you will not disclose or use Live Nation’s confidential or propriety information. You understand that Live Nation may seek an injunction from a court of competent jurisdiction to prohibit such disclosure.

12. This Agreement shall be governed by the laws of the State of Texas. Any disputes that relate in any way to the provisions of this Agreement shall be arbitrated by a single arbitrator in Houston, Texas pursuant to the American Arbitration Association National Rules for Resolution of Employment Disputes.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement effective as of the date first written above.

LIVE NATION WORLDWIDE, INC.

Date: 12/6/07	By:	/s/ Kathy Willard
Name: Kathy Willard Title: EVP & Chief Financial Officer

Date: 12-10-07	/s/ Brian Capo
Brian Capo

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